UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 4, 2012

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 4, 2012, we entered into a second amendment to our Wafer Supply Agreement with GLOBALFOUNDRIES Inc. (“GF”). The primary effect of this second amendment was to modify certain pricing and other terms of the Wafer Supply Agreement applicable to wafers for our microprocessor unit products to be delivered by GF to us during 2012. Pursuant to the amendment, GF has committed to provide us with, and we have committed to purchase, a fixed number of production wafers per quarter in 2012. We will pay GF negotiated prices for production wafers delivered in 2012. We also agreed to establish a framework for wafer pricing in 2013.

The second amendment grants us certain rights to contract with another wafer foundry supplier with respect to specified products for a specified period. In consideration for these rights, we agreed to pay GF $425 million and transfer to GF all of the capital stock of GF that we own, directly or indirectly, constituting 1,063,798 GF Class A Preferred Shares. Of the $425 million, we will pay $150 million on March 5, 2012, $50 million by July 2, 2012, $50 million by October 2, 2012 and $175 million by December 31, 2012. In addition, as security for the final two payments, we issued a $225 million non-interest bearing promissory note to GF. As a result of the transfer of our shares of GF capital stock, we are no longer an owner of GF or a partner of GF for tax purposes. Also, we are no longer entitled to designate a director on GF’s board, and our designated director resigned effective as of the date of the second amendment.

In addition, pursuant to the first amendment of the wafer supply agreement, we agreed to pay an additional quarterly amount to GF during 2012 related to the continued availability of 32nm capacity. GF agreed to waive these quarterly payments, and therefore we are no longer required to pay them.

We expect to record a one-time charge of $703 million in the first quarter of 2012 consisting of the above-mentioned $425 million cash payment and a $278 million non-cash charge equal to the carrying value of our transferred capital stock in GF.

We currently estimate that we will pay GF approximately $1.5 billion in 2012 for wafer purchases under the Wafer Supply Agreement, as amended. These 2012 estimated costs are based on our current expectations regarding wafer volumes, product mix and market demand for our products. In addition, we estimate that additional purchase obligations in connection with research and development related to GF wafer production will be approximately $71 million in 2012. We are not able to meaningfully quantify or estimate our purchase obligations to GF beyond 2012, but we expect that our future purchases from GF will continue to be material under the Wafer Supply Agreement.

In 2011, we paid GF approximately $904 million for wafer purchases and $79 million for research and development activities. In addition, during the first quarter of 2011, we incurred a charge of $24 million related to a payment to GF, primarily for certain manufacturing assets of GF, which do not benefit us.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Wafer Supply Agreement Amendment No. 2 and the promissory note, copies of which will be filed with the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2012	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Harry Wolin
	Name:	Harry A. Wolin
	Title:	Senior Vice President, General Counsel and Secretary